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                                                          [LOGO] Volkswagen
                                                                 Credit

                                                          3800 Hamlin Road
                                                          Auburn Hills, MI 48326
                                                          Tel. (248) 754-5885
                                                          Fax (248) 754-5387
February 7, 2003

PricewaterhouseCoopers LLP
One North Wacker
Chicago, Illionois 60606

Ladies and Gentlemen:

Fro the year ended December 31, 2002, VW Credit, Inc and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") to the extent such procedures are applicable to the Pooling and Servicing Agreement dated August 10, 2000.

Sincerly,

/s/ Kevin V Kelly
-------------------
Kevin Kelly
President, VW Credit, Inc.


/s/ Dennis M Tack
-------------------
Dennis Tack
Controller, VW Credit, Inc.

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PricewaterhouseCoopers [LOGO]

________________________________________________________________________________

                                                      PricewaterhouseCoopers LLP
                                                      One North Wacker
                                                      Chicago IL 60606
                                                      Telephone (312) 298 2000

                        Independent Accountant's Report

To the Board of Directors of
VW Credit, Inc. as servicer under
The Pooling and Servicing Agreement
Dated August 10, 2000 and
BankOne as Trustee:

We have examined management's assertion about VW Credit, Inc.'s (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") for the year ended December 31, 2002 included in the accompanying management assertion (see Exhibit 1) to the extent the procedures in such program are applicable to the Pooling and Servicing Agreement dated August 10, 2000. As Program Step I., four relating to Escrow Accounts, Program Step III., two, three and four relating to Disbursements Made on behalf of Investor, Tax, Insurance and Late Payment Penalties, Program Step V., two, three and four relating to Adjustable Rates Mortgages and Program Step VII., one relating to Fidelity Bond and Error and Omissions Policies are not applicable to the servicing obligations set forth in the Pooling and Servicing Agreement, we did not perform the related procedures. Our responsibility is to express an opinion on management's assertion about the compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with that applicable servicing standards and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned applicable minimum servicing standards for the year ended December 31, 2002 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
February 7, 2003